EXHIBIT 99.1

Contact: Robert L. Gaylor
SVP Investor Relations
(865) 223-6575
MILLER ENERGY RESOURCES REPORTS FIRST QUARTER RESULTS
————————————————————————————————————————
Reports $8.3 Million in Revenues and $0.2 Million in Net Income Attributable to Common Stockholders

KNOXVILLE, Tenn. - (September 10, 2012) -Miller Energy Resources, Inc. (“Miller”) (NYSE: MILL) today reported its results for the first fiscal quarter ended July 31, 2012. Revenues for the first quarter of fiscal 2013 were $8.3 million compared to $8.9 million in the first quarter of the prior fiscal year. Net income attributable to common stockholders for the first quarter of fiscal 2013 was $0.2 million, or $0.00 per diluted share, compared to a net loss of $0.2 million, or $0.00 per diluted share, in the first quarter of fiscal 2012.

“We made significant progress during our first fiscal quarter in strengthening Miller's financial and operational foundations to pursue our aggressive development and drilling programs in Alaska,” stated Scott Boruff, CEO of Miller Energy Resources. “We expanded our debt facility that will provide increased resources to fund our drilling program in fiscal 2013, monetized some of our mid-stream resources in Alaska and completed the installation of Rig 35 that led to its certification in late August.

“We are very excited about the deployment of Rig 35 to accelerate our development and drilling plans in the Redoubt Shoals Field, our single largest reserve base. The rig is currently reworking RU-1 on the Osprey platform and we expect to have this well back online during the second quarter. RU-1 was previously producing approximately 270 Bbls/day and we hope to increase its output after completing wellbore optimization and replacement of the electrical submersible pump,” continued Mr. Boruff.

First Quarter Highlights

•
Total revenues were $8.3 million for the first quarter of fiscal 2013 compared to $8.9 million in the first quarter of the prior year. Revenues benefited from an increase in the price of oil sold but were offset by lower production.

•	Average realized oil prices rose 4.1% to $99.59 per barrel in the first quarter of fiscal 2013 compared with $95.69 in the first quarter of fiscal 2012.

•	Net production was 77,079 BOE for the first quarter of fiscal 2013 compared with $2.8 million in the first quarter of fiscal 2012.

•
Recorded an $8.9 million gain on derivatives in the first quarter of fiscal 2013 compared with a gain of $3.8 million in the first quarter of fiscal 2012. The 2013 results included a $4.3 million realized cash gain from the termination of commodity derivative contracts, which were settled against the NYMEX WTI Cushing Index. During the first quarter of fiscal 2013, the Company also entered into several new commodity derivative contracts for comparable volume which will be settled against the Brent Crude Oil Index.

•	Invested $9.3 million in capital expenditures during the first quarter of fiscal 2013 to accelerate oil development opportunities in Alaska.

•	Sold mid-stream assets in Alaska for $2.0 million. The sale was for a generator in Miller's Kustatan facility in Alaska.

•
Closed a new $100 million credit facility to provide funding for Miller's development and drilling programs. The proceeds were used to pay off a previous credit facility and redeem the Series A Cumulative Preferred Stock. The remaining funds available under the credit facility will be used to increase oil production both onshore and offshore in Alaska through the reworking and drilling of new wells on the Osprey platform and the reworking of previously producing oil wells in Tennessee.

•
Mobilized Rig 34 to the Otter natural gas prospect and completed initial drill to 5,680 feet. Mud logs reported two significant hydrocarbon gas shows in the zone of interest and fracking of the Otter #1 well is scheduled for mid-September.

•	Hired Chief Accounting Officer to strengthen Miller's accounting, financial reporting, and internal controls.

•	Received approval for Rig 35 from the Alaska Oil and Gas Conservation Commission and commenced drilling in August 2012 to rework existing wells on the Osprey platform.

•
Acquired the Tennessee assets of PDC Energy, Inc. in September 2012, increasing Miller's interest in oil and gas wells in the Appalachian Basin of East Tennessee where Miller intends to begin drilling horizontal wells targeting the Mississippian Lime.

First Quarter Results

First quarter 2013 revenues were $8.3 million compared to $8.9 million in the first quarter of the prior year. Fiscal 2013 revenues benefited from higher realized prices for oil, offset by lower production compared with the first quarter of fiscal 2012. The decrease in production was due to a normal decline curve, fluctuation and shipping schedules, and RU-1 being off-line during the first quarter of fiscal 2013.

Costs and direct expenses rose to $13.3 million in the first quarter of fiscal 2013 from $12.6 million in the first quarter of the prior year, reflecting Miller Energy's increased focus on exploration and production activities. Oil and gas operating costs increased to $4.0 million in the first quarter of fiscal 2013 compared with $3.8 million in the first quarter of the prior year. The higher operating costs were partially offset by lower general, administrative, depreciation, depletion and amortization expenses. General and administrative expenses were $5.3 million compared with $5.8 million in the first quarter of fiscal 2012. Depreciation, depletion and amortization expense declined to $3.1 million compared with $3.4 million in the first quarter of 2012.

Operating loss for the first quarter of fiscal 2013 was $5.0 million compared with an operating loss of $3.7 million in the first quarter of the prior year.

Other income more than doubled to $8.7 million in the first quarter of fiscal 2013 compared with $3.3 million in the first quarter of fiscal 2012. The fiscal 2013 results included an $8.9 million gain on derivatives, including $4.3 million gain from the termination of commodity derivative contracts. Miller reported a gain of $3.8 million on derivatives in the first quarter of fiscal 2012.

The Company recorded net income attributable to common stockholders of $0.2 million, or $0.00 per diluted share, for the first quarter of fiscal 2013, compared to a net loss of $0.2 million, or $0.00 per diluted share for the same period in fiscal 2012. The first quarter fiscal 2013 results included a $1.1 million provision for income taxes and a $2.4 million charge related to the accretion of preferred stock.

Investor Conference Call

Miller Energy will hold a conference call to discuss the financials for the first quarter of fiscal 2013. The conference call will take place at 4:30 p.m. Eastern time, on Thursday, September 20, 2012. Participants can access the call by dialing 888-806-6230, Confirmation code: 1914020.  In addition, the call will be webcast on the Investor section of the company's website at www.millerenergyresources.com where it will also be archived for 30 days.  A telephone replay will be available through October 1, 2012.

To access the replay, please dial 888-203-1112.  At the system prompt, please enter code 1914020 followed by the # sign.  Playback will automatically begin.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation's expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties.  Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources' reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2011.  Miller Energy Resources' actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission.   All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, unless otherwise required under securities law.

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 31, 2012	April 30, 2012
ASSETS	(In thousands, except share data)
CURRENT ASSETS:
Cash and cash equivalents	$1,892	$3,971
Restricted cash	1,605	2,250
Accounts receivable	2,880	3,107
State production credits receivable	2,958	2,958
Inventory	1,866	1,835
Prepaid expenses	1,887	482
	13,088	14,603
OIL AND GAS PROPERTIES, NET	478,131	475,802
EQUIPMENT, NET	39,020	33,728
OTHER ASSETS:
Land	542	542
Restricted cash, non-current	9,880	9,875
Deferred financing costs, net of accumulated amortization	5,231	1,426
Other assets	624	413
	$546,516	$536,389
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,785	$9,504
Accrued expenses	5,172	6,744
Short-term portion of derivative instruments	1,396	2,803
Current portion of long-term debt	1,500	24,130
	19,853	43,181
OTHER LIABILITIES:
Deferred income taxes	168,440	167,319
Asset retirement obligation	18,650	18,366
Long-term portion of derivative instruments	1,716	7,700
Long-term debt	38,500	—
Total Liabilities	247,159	236,566
COMMITMENTS AND CONTINGENCIES (Note 14)
MEZZANINE EQUITY:
Series A cumulative preferred stock, redemption amount of $11.2 million	—	8,818

STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par, 500,000,000 shares authorized, 41,959,393 and 41,086,751 shares issued and outstanding, respectively	4	4
Additional paid-in capital	72,976	64,813
Retained earnings	226,377	226,188
	299,357	291,005
	$546,516	$536,389

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	July 31, 2012	July 31, 2011
	(In thousands, except share and per share data)
REVENUES:
Oil sales	$7,646	$8,191
Natural gas sales	83	128
Other	533	536
	8,262	8,855
OPERATING EXPENSES:
Oil and gas operating	3,974	3,796
Cost of other revenue	548	227
General and administrative	5,330	5,772
Exploration expense	29	32
Depreciation, depletion and amortization	3,125	3,373
Accretion of asset retirement obligation	284	269
Other operating income, net	(25)	(892)
	13,265	12,577
OPERATING LOSS	(5,003)	(3,722)
OTHER INCOME (EXPENSE):
Interest income	3	1
Interest expense	(134)	(496)
Gain on derivatives, net	8,941	3,756
Other income (expense), net	(75)	31
	8,735	3,292
INCOME (LOSS) BEFORE INCOME TAXES	3,732	(430)
Income tax (provision) benefit	(1,121)	247
NET INCOME (LOSS)	2,611	(183)
Accretion of preferred stock	(2,422)	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$189	$(183)

INCOME PER COMMON SHARE:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	41,425,645	40,339,610
Diluted	43,807,338	40,339,610

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	July 31, 2012	July 31, 2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,611	$(183)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	3,125	3,561
Expense from issuance of equity	2,075	2,716
Deferred income taxes	1,121	(247)
Gain on derivative instruments, net	(4,880)	(3,756)
Accretion of asset retirement obligation	284	269
Changes in operating assets and liabilities:
Receivables	227	(33)
Inventory	(259)	75
Prepaid expenses and other assets	(1,616)	(244)
Accounts payable and accrued expenses	920	645
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,608	2,803

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and improvements	(4,611)	(12,790)
Proceeds from sale of equipment	2,000	—
Capital expenditures for oil and gas properties	(4,714)	(7,004)
Investment in equity method investee	—	(400)
NET CASH USED IN INVESTING ACTIVITIES	(7,325)	(20,194)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt	(24,130)	(2,000)
Debt acquisition costs	(3,757)	(1,954)
Proceeds from borrowings	40,000	23,119
Redemption of preferred stock	(11,240)	—
Exercise of equity rights	125	1,283
Restricted cash	640	(52)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,638	20,396
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,079)	3,005

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,971	1,559
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,892	$4,564
SUPPLEMENTARY CASH FLOW DATA:
Cash paid for interest	$4,697	$142